Exhibit 99.2

Oruka Therapeutics Announces Accelerated Clinical Timelines and Upcoming Presentation at EADV Supporting ORKA-001’s Profile as a Potentially Best-in-Class Half-Life Extended Antibody Targeting IL-23p19

ORKA-001, a novel half-life extended IL-23p19 monoclonal antibody (mAb), first-in-human dosing now expected first quarter 2025

ORKA-002, a novel half-life extended IL-17A/F mAb, first-in-human dosing now expected third quarter 2025

New preclinical data on ORKA-001 to be presented at EADV in September showing robust preclinical activity including a half-life in NHPs of over 30 days

MENLO PARK, Calif. -- September 12, 2024 (GLOBE NEWSWIRE) -- Oruka Therapeutics, Inc. (“Oruka”) (Nasdaq: ORKA), a biotechnology company developing novel biologics designed to set a new standard for the treatment of chronic skin diseases including plaque psoriasis (PsO), today announced updated pipeline progress and timelines, as well as an upcoming scientific presentation at the European Academy of Dermatology and Venereology Congress (EADV).

●	First-in-human dosing of ORKA-001 in healthy volunteers is now expected to start during the first quarter of 2025. ORKA-001 is a novel, subcutaneously (SQ) administered, half-life extended mAb targeting IL-23p19. Inhibitors of IL-23p19 have become the preferred first-line therapy for patients with moderate-to-severe PsO given their strong efficacy and safety profile. Currently approved therapies are dosed four to six times per year and deliver PASI 100, or fully clear skin, for less than half of patients after four months. ORKA-001 has the potential to be dosed just once or twice a year and is designed to achieve higher exposures than currently marketed IL-23p19 antibodies, which could lead to higher rates of disease clearance. The company expects to share interim data from the first-in-human trial in healthy volunteers in the second half of 2025 and initial efficacy data in psoriasis patients in the second half of 2026.

●	First-in-human dosing of ORKA-002 in healthy volunteers is now expected to start during the third quarter 2025. ORKA-002 is a novel, SQ administered, half-life extended mAb targeting IL-17A/F. Dual inhibition of IL-17A and F has resulted in high PASI 100 rates in PsO and is ideally suited to patients with concurrent psoriatic arthritis (PsA) or recalcitrant skin disease. IL-17A/F inhibition has also shown promising efficacy in other diseases such as hidradenitis suppurativa (HS) and axial spondyloarthritis (axSpA). ORKA-002 is designed to provide patients with a treatment option with substantially less frequent dosing, while offering similar disease clearance to established agents. The company expects to share interim data from the first-in-human trial in healthy volunteers in the first half of 2026.

●	Oruka will present preclinical data on ORKA-001 for the first time at EADV. The presentation will include in vitro potency compared to benchmark antibodies and pharmacokinetics showing that ORKA-001 has a half-life of over 30 days in non-human primates (NHPs). This NHP half-life is toward the higher end of those observed for half-life extended antibodies and increases the likelihood that an improved human half-life will be observed, potentially enabling extended dose intervals with higher antibody exposures than established regimens.

“The Oruka team has worked incredibly hard to progress our programs towards the clinic, with our first drug candidate now expected to be in humans approximately a year from the Company’s inception,” said Lawrence Klein, Oruka’s Chief Executive Officer. “The excellent pharmacokinetic profile in NHPs supports our conviction that ORKA-001 could provide patients greater freedom from disease than currently available agents.”

Details of the presentation at EADV, September 25-28, 2024, in Amsterdam, Netherlands are as follows:

Characterization of ORKA-001, a Novel Extended Half-life Monoclonal Antibody Targeting IL-23 for the Treatment of Psoriasis

Abstract #4711, E-Poster #P3283

About Oruka Therapeutics

Oruka Therapeutics is developing novel biologics designed to set a new standard for the treatment of chronic skin diseases. Oruka’s mission is to offer patients suffering from chronic skin diseases like plaque psoriasis the greatest possible freedom from their condition by achieving high rates of complete disease clearance with dosing as infrequently as once or twice a year. Oruka is advancing a proprietary portfolio of potentially best-in-class antibodies that were engineered by Paragon Therapeutics and target the core mechanisms underlying plaque psoriasis and other dermatologic and inflammatory diseases. For more information, visit www.orukatx.com and follow Oruka on LinkedIn.

Forward Looking Statements

Certain statements in this press release, other than purely historical information, may constitute “forward-looking statements” within the meaning of the federal securities laws, including for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, express or implied statements relating to Oruka’s expectations, hopes, beliefs, intentions or strategies regarding the future of its pipeline and business including, without limitation, Oruka’s ability to achieve the expected benefits or opportunities with respect to ORKA-001 and ORKA-002, including the expected timelines for first in human dosing and interim and initial efficacy data from such trials, the ultimate profile of products from each program and the potential of ORKA-001 and ORKA-002 to become best-in-class drugs. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are based on current expectations and beliefs concerning future developments and their potential effects. There can be no assurance that future developments affecting Oruka will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond Oruka's control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those uncertainties and factors described under the heading “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in Oruka’s most recent filings with the Securities and Exchange Commission (including its S-4 Registration Statement). Should one or more of these risks or uncertainties materialize, or should any of Oruka’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth therein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements in this press release, which speak only as of the date they are made and are qualified in their entirety by reference to the cautionary statements herein. Oruka does not undertake or accept any duty to make any updates or revisions to any forward-looking statements.

Investor Contact:

Alan Lada
(650)-606-7911
alan.lada@orukatx.com